George Putnam Balanced Fund, January 31, 2014 semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	7,071
Class B	   83
Class C	   79
Class M	  335

72DD2 (000s omitted)

Class R	    6
Class Y	  868

73A1

Class A	0.103
Class B	0.047
Class C   0.048
Class M	0.066

73A2

Class R	0.086
Class Y	0.122

74U1	(000s omitted)

Class A   67,092
Class B	 1,670
Class C	 1,647
Class M	 5,010

74U2	(000s omitted)

Class R	    66
Class R5	     1
Class R6	   455
Class Y	 6,597

74V1

Class A	15.25
Class B	15.08
Class C	15.15
Class M	15.05

74V2

Class R	15.20
Class R5	15.30
Class R6	15.31
Class Y	15.30

Item 61 Open end funds only

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.